Exhibit 99.1

Surrozen Provides Third Quarter 2023 Financial Results

Expect to announce data from SZN-043 Phase 1a clinical trial in patients with chronic liver disease and in healthy volunteers in Q1 2024

Expect to announce data from SZN-1326 Phase 1a clinical trial in healthy volunteers in Q1 2024

Initiating Phase 1b studies in 2024 for SZN-043 in severe alcoholic hepatitis and SZN-1326 in moderate to severe ulcerative colitis

Strengthened portfolio through two granted patents from the USPTO related to key discoveries involving the WNT pathway and its modulation

Cash, cash equivalents and marketable securities of $43.4 million resulting in cash runway into 2025

SOUTH SAN FRANCISCO, Calif., November 8, 2023 (GLOBE NEWSWIRE) -- Surrozen, Inc. (“Surrozen” or the “Company”) (Nasdaq: SRZN), a company pioneering targeted therapeutics that selectively activate the Wnt pathway for tissue repair and regeneration, today provided third quarter 2023 financial results and business updates.

“We look forward to announcing data from the Phase 1a clinical studies for both SZN-043 and SZN-1326 in Q1 2024.” said Craig Parker, President and Chief Executive Officer of Surrozen. “With the significant progress that we made this quarter on the Phase 1a studies, we are looking forward to potentially initiating our Phase 1b studies and providing proof-of-concept data for our lead clinical candidates in 2024. We remain focused on transforming the treatment of severe diseases where Wnt modulation could play an essential role.”

Research and Development Pipeline Highlights

Phase 1a data from SZN-043 and SZN-1326 primes Company to deliver key 2024 milestones focused on proof-of-concept data

SZN-043

•
Phase 1a study in healthy volunteers and chronic liver disease patients is ongoing and we expect to announce data in Q1 2024
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We expect to initiate a Phase 1b clinical study in patients with alcoholic hepatitis in 2024 and anticipate proof-of-concept data may be available in the second half of 2024

SZN-1326

•
Phase 1a study in healthy volunteers is ongoing and we expect to announce data in Q1 2024
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We expect to initiate a Phase 1b clinical study in patients with ulcerative colitis in 2024 and anticipate proof-of-concept data may be available in the second half of 2024

Corporate Updates

Intellectual Property

Surrozen has filed or licensed over 20 patent families related to key discoveries involving the WNT pathway and its modulation. In September 2023, Surrozen was granted two of those patents from USPTO - Patents No.: 11/746,150 and 11/773,171 – related to Surrozen’s SZN-1326 clinical candidate and broader SWAP™ technology.

Corporate Partnerships

Surrozen executed a partnership with Boehringer Ingelheim (BI) in the fourth quarter of 2022 to develop a Wnt agonist, SZN-413, for the treatment of people with retinal diseases. We anticipate the potential to nominate the lead Fzd-4 targeted Wnt agonist development candidate in 2024, which would trigger a $10.0 million milestone payment to the Company.

Financial Results for the Third Quarter Ended September 30, 2023

Cash Position: Cash, cash equivalents and marketable securities were $43.4 million as of September 30, 2023, compared to $53.4 million as of June 30, 2023.

Research and Development Expenses: Research and development expenses for the third quarter ended September 30, 2023 were $6.1 million, as compared to $8.6 million for the same period in 2022. The decrease was primarily as a result of the restructuring plans implemented in 2023 to prioritize and focus our resources on clinical stage programs. Research and development expenses include non-cash stock-based compensation expenses of $0.2 million for the third quarter ended September 30, 2023, as compared to $0.4 million for the same period in 2022.

General and Administrative Expenses: General and administrative expenses for the third quarter ended September 30, 2023 were $3.6 million, as compared to $5.0 million for the same period in 2022. The decrease was primarily due to the restructuring plans implemented in 2023 and the employee retention tax credits received in 2023. General and administrative expenses include non-cash stock-based compensation expenses of $0.7 million for the third quarter ended September 30, 2023 and 2022.

Restructuring: Restructuring charges for the third quarter ended September 30, 2023 were $1.5 million, as compared to zero for the same period in 2022. The increase was attributable to a workforce reduction implemented in the third quarter of 2023.

Interest Income: Interest income for the third quarter ended September 30, 2023 was $0.7 million, as compared to $0.2 million for the same period in 2022. The increase was primarily related to an increase in interest rates on money market funds and marketable securities.

Other Income, Net: Other income, net for the third quarter ended September 30, 2023 was $83,000, as compared to $50,000 for the same period in 2022. The increase was primarily due to the non-cash change in the fair value of warrant liabilities.

Net Loss: Net loss for the third quarter ended September 30, 2023 was $10.4 million, as compared to $13.4 million for the same period in 2022.

About SZN-043 for Severe Alcoholic Hepatitis
SZN-043 is the first development candidate using Surrozen’s SWEETS™ technology. Surrozen is developing SZN-043 for severe liver diseases, initially focusing on severe alcoholic hepatitis. The Company is enrolling patients in a Phase 1a clinical trials in patients with chronic liver disease and healthy volunteers, and the Company expects to announce data in Q1 2024. Surrozen expects to initiate a Phase 1b clinical trial in patients with alcoholic hepatitis in 2024 and anticipates proof-of-concept data may be available in the second half of 2024.

About SZN-1326 for Ulcerative Colitis
SZN-1326 is the first development candidate designed using Surrozen’s SWAP™ technology and targets the Wnt-signaling pathway in the intestinal epithelium. Surrozen is initially developing SZN-1326 for moderate to severe ulcerative colitis. Enrollment is ongoing in the Phase 1a clinical trial in healthy volunteers, and the Company expects to announce data in Q1 2024. Surrozen also expects to initiate a Phase 1b clinical trial in patients with ulcerative colitis in 2024 and anticipates proof-of-concept data may be available in the second half of 2024.

About SZN-413 for Retinal Diseases

SZN-413 is a bi-specific antibody targeting Fzd4-mediated Wnt signaling designed using Surrozen’s SWAP™ technology. It is currently being developed for the treatment of retinal vascular-associated diseases. Data generated by Surrozen with SZN-413 in preclinical models of retinopathy demonstrated that SZN-413 could potently stimulate Wnt signaling in the eye, induce normal retinal vessel regrowth, suppress pathological vessel growth and reduce vascular leakage. This novel approach could thus potentially allow for regeneration of healthy eye tissue, not only halting retinopathy, but possibly allowing for a full reversal of the patient’s disease.

In the fourth quarter of 2022, Surrozen entered into a strategic partnership with Boehringer Ingelheim for the research and development of SZN-413 for the treatment of retinal diseases. Under the terms of the agreement, Boehringer Ingelheim received an exclusive, worldwide license to develop SZN-413 and other Fzd4-specific Wnt-modulating molecules for all purposes, including as a treatment for retinal diseases, in exchange for an upfront payment to Surrozen of $12.5 million. Surrozen will also be eligible to receive up to $587.0 million in success-based development, regulatory, and commercial milestone payments, in addition to mid-single digit to low-double digit royalties on sales. After an initial period of joint research, Boehringer Ingelheim will assume all development and commercial responsibilities.

About Wnt Signaling
Wnt signaling plays key roles in the control of development, homeostasis, and regeneration of many essential organs and tissues, including liver, intestine, lung, kidney, retina, central nervous system, cochlea, bone, and others. Modulation of Wnt signaling pathways has potential for treatment of degenerative diseases and tissue injuries. Surrozen’s platform and proprietary technologies have the potential to overcome the limitations in pursuing the Wnt pathway as a therapeutic strategy.

About Surrozen

Surrozen is a clinical stage biotechnology company discovering and developing drug candidates to selectively modulate the Wnt pathway. Surrozen is developing tissue-specific antibodies designed to engage the body’s existing biological repair mechanisms with a current focus on inflammatory bowel, severe liver and eye diseases. For more information, please visit www.surrozen.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements generally are accompanied by words such as “will,” “plan,” “intend,” “potential,” “expect,” “could,” or the negative of these words and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding Surrozen’s discovery, research and development activities, in particular its development plans for its product candidates SZN-1326, SZN-043, and SZN-413 (including anticipated clinical development timelines and the availability of data, the potential for such product candidates to be used to treat human disease), the potential and timeline to nominate the lead development candidate pursuant to its partnership with Boehringer Ingelheim and its expectations with respect to its cash runway. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the management of Surrozen and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Surrozen. These forward-looking statements are subject to a number of risks and uncertainties, including the initiation, cost, timing, progress and results of research and development activities, preclinical or and clinical trials with respect to SZN-1326, SZN-043, SZN-413 and potential future drug candidates; the Company’s ability to fund its preclinical and clinical trials and development efforts, whether with existing funds or through additional fundraising; Surrozen’s ability to identify, develop and commercialize drug candidates; Surrozen’s ability to successfully complete preclinical and clinical studies for SZN-1326, SZN-043, SZN-413, or other future product candidates; the effects that arise from volatility in global economic, political, regulatory and market conditions; and all other factors discussed in Surrozen’s Annual Report on Form 10-K for the year ended December 31, 2022 and Surrozen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 under the heading “Risk Factors,” and other documents Surrozen has filed, or will file, with the Securities and Exchange Commission. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Surrozen presently does not know, or that Surrozen currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Surrozen’s expectations, plans, or forecasts of future events and views as of the date of this press release. Surrozen anticipates that subsequent events and developments will cause its assessments to change. However, while Surrozen may elect to update these forward-looking statements at some point in the future, Surrozen specifically disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Surrozen’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor and Media Contact:

Investorinfo@surrozen.com

SURROZEN, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Operating expenses:
Research and development	$6,112	$8,624	$21,135	$27,576
General and administrative	3,572	4,981	12,209	14,594
Restructuring	1,505	—	2,712	—
Total operating expenses	11,189	13,605	36,056	42,170
Loss from operations	(11,189)	(13,605)	(36,056)	(42,170)
Interest income	661	198	1,831	307
Other income, net	83	50	96	6,634
Net loss	$(10,445)	$(13,357)	$(34,129)	$(35,229)

Net loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(0.38)	$(1.13)	$(1.01)

Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	30,497	34,968	30,182	34,926

SURROZEN, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022(1)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$33,975	$24,690
Accounts receivable	1,978	1,978
Short-term marketable securities	9,457	51,148
Prepaid expenses and other current assets	2,947	3,489
Total current assets	48,357	81,305

Property and equipment, net	2,483	3,630
Operating lease right-of-use assets	2,331	3,268
Restricted cash	426	405
Other assets	376	827
Total assets	$53,973	$89,435

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$287	$658
Accrued and other liabilities	3,953	6,848
Lease liabilities, current portion	2,432	2,226
Total current liabilities	6,672	9,732

Lease liabilities, noncurrent portion	1,527	3,376
Warrant liabilities	243	326
Total liabilities	8,442	13,434

Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Additional paid-in-capital	258,309	254,892
Accumulated other comprehensive income (loss)	1	(241)
Accumulated deficit	(212,782)	(178,653)
Total stockholders’ equity	45,531	76,001
Total liabilities and stockholders’ equity	$53,973	$89,435

(1) Derived from the audited financial statements, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2022.